EXHIBIT 99.1

Brookfield Asset Management and Angel Oak to Enter into Strategic Partnership

NEW YORK, April 01, 2025 (GLOBE NEWSWIRE) -- Brookfield Asset Management (NYSE: BAM, TSX: BAM) (“Brookfield”) and Angel Oak Companies (“Angel Oak”), a leading asset manager delivering innovative mortgage and consumer products, today announced that they have entered into an agreement in which Brookfield will acquire a majority ownership stake in Angel Oak and offer its investors access to the firm’s residential mortgage credit strategies. Angel Oak joins Brookfield as part of the firm’s $317 billion credit business, aligning with Brookfield’s broader strategy to partner with best-in-class credit managers alongside its direct investment platform.

Craig Noble, CEO of Brookfield Credit said, “We are pleased to announce our partnership with Angel Oak. Their origination and investment capabilities will be a strong complement to Brookfield’s overall credit offering as we grow our platform. We believe Brookfield can add significant value as Angel Oak looks to build upon its success by both broadening and deepening its relationships with institutional investors.”

Since its founding in 2008, Angel Oak has grown into a premier alternative asset manager with over $18 billion in assets under management, serving both institutional and individual investors. The firm provides differentiated access to U.S. non-agency residential mortgages through a vertically integrated platform that combines its leading non-bank wholesale mortgage originator, Angel Oak Mortgage Solutions, with its asset management business, Angel Oak Capital Advisors. This integrated model, supported by deep market expertise, has resulted in a strong track record of delivering high-quality credit investments. Over the past decade, Angel Oak has originated more than $30 billion in residential mortgage loans and issued over 60 securitizations—a pace expected to accelerate given the growth in borrower segments that are underserved by traditional lenders.

In discussing the partnership, Sreeni Prabhu and Mike Fierman, co-founders and Co-CEOs of Angel Oak, stated, “We are thrilled to partner with Brookfield, whose disciplined investment approach, proven track record of achieving robust long-term growth, and global presence aligns perfectly with our vision. We are particularly impressed with the entrepreneurial spirit that has remained intact at Brookfield as they have become one of the largest alternative asset managers globally. This partnership validates Angel Oak’s proven model and past success, while opening new avenues for growth and innovation in providing clients access to residential mortgage credit. With Brookfield as our partner, we see significant opportunities to scale our integrated asset management and mortgage operations to better serve our clients”.

Angel Oak will continue to operate its business independently, retaining its current leadership, including Prabhu and Fierman as Co-CEOs.

Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as Brookfield’s legal counsel. KingsRock Securities LLC, a wholly owned subsidiary of KingsRock Advisors LLC, acted as exclusive financial advisor to Angel Oak, and UBS Investment Bank advised the management team of Angel Oak on this transaction. Paul Hastings LLP acted as legal counsel to Angel Oak.

About Brookfield Asset Management

Brookfield Asset Management Ltd. (NYSE: BAM, TSX: BAM) is a leading global alternative asset manager, headquartered in New York, with over $1 trillion of assets under management across renewable power and transition, infrastructure, private equity, real estate, and credit. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We offer a range of alternative investment products to investors around the world — including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. We draw on Brookfield’s heritage as an owner and operator to invest for value and generate strong returns for our clients, across economic cycles.

Brookfield Credit manages approximately $317 billion of assets globally, focused on a broad range of private credit investment strategies, including infrastructure, renewables, real estate, asset backed, and corporate credit. Return profiles span investment grade, sub-investment grade, and opportunistic. The business combines Brookfield’s substantial direct investment platform which has been developed over several decades, with strategic partners, including Oaktree Capital Management, Castlelake, LCM Partners, 17Capital, and Primary Wave Music. As one of the world’s largest and most experienced credit managers globally, Brookfield Credit delivers flexible, specialized capital solutions to borrowers, and seeks to achieve attractive risk-adjusted returns for our clients. For more information, please visit our website at www.bam.brookfield.com.

About Angel Oak Capital Advisors LLC

Angel Oak Capital Advisors specializes in mortgage credit, structured credit and financials credit, managing approximately $18 billion in assets. Backed by a value-driven approach, Angel Oak seeks to deliver attractive, risk-adjusted returns through a combination of stable current income and price appreciation.

About Angel Oak Mortgage Solutions LLC

Angel Oak Mortgage Solutions LLC (NMLS ID #1160240), a leader in alternative lending solutions, is the top nonbank wholesale and correspondent lender of non-QM loans in the nation. Its team of mortgage experts has pioneered a commonsense approach to overcoming today’s mortgage lending challenges. The team, which operates in 46 states and the District of Columbia, offers a breadth of non-QM products that expand the pool of borrowers, giving partners more opportunities to grow their businesses and better serve their customers.

Brookfield Contact Information:

Media:	Investor Relations:
Rachel Wood	Jason Fooks
Tel: (980) 428-3539	Tel: (212) 417-2442
Email: rachel.wood@brookfield.com	Email: jason.fooks@brookfield.com

Angel Oak Contact Information:

Media:	Investor Relations:
Trevor Davis	Randy Chrisman
Tel: (215) 475-5931	Tel: (404) 953-4969
Email: trevor@gregoryfca.com	Email: randy.chrisman@angeloakcapital.com